Exhibit 99.6

CERTAIN UNAUDITED PRO FORMA RESULTS OF MATCH GROUP, INC.

The following unaudited pro forma financial information presents Match Group’s combined statement of operations for the twelve months ended September 30, 2015 after giving effect to the completion of the previously announced acquisition of PlentyOfFish and the Exchange Offer, borrowings under the Term Loan Facility and the related application of proceeds as if they had been completed as of January 1, 2014.

The financial data for the twelve month period ended September 30, 2015 is derived by adding the financial data from the unaudited pro forma combined statement of operations for the nine months ended September 30, 2015 with the unaudited pro forma combined statement of operations for the year ended December 31, 2014 and then deducting the financial data from the unaudited pro forma combined statement of operations for the nine months ended September 30, 2014.

This information has been derived from Match Group’s historical combined financial statements and unaudited pro forma combined financial statements for the nine months ended September 30, 2015, which are filed as Exhibits 99.4 and 99.5, respectively, to this Report on Form 8-K.  For a discussion regarding the basis of preparation of Match Group’s historical combined financial statements and unaudited pro forma combined financial statements for the nine months ended September 30, 2015, see Exhibits 99.4 and 99.5, respectively.

This information should be read in conjunction with Match Group’s unaudited pro forma combined financial statements for the nine months ended September 30, 2015, which are filed as Exhibit 99.5 to this Report on Form 8-K.  This information is being provided for informational purposes only and is not necessarily indicative of Match Group’s results of operations in the future had the acquisition of PlentyOfFish and the Exchange Offer, borrowings under the Term Loan Facility and the related application of proceeds been completed on January 1, 2014.

Match Group, Inc. pro forma trailing twelve months ended September 30,
2015

Combined statement of operations information:
Revenue	$1,062,759
Operating costs and expenses:
Cost of revenue (exclusive of depreciation)	175,821
Selling and marketing expense	366,312
General and administrative expense	171,429
Product development expense	64,963
Depreciation	30,631
Amortization of intangibles	19,757
Total operating costs and expenses	828,913
Operating income	233,846
Interest expense—third party	(72,390)
Interest expense—related party	(563)
Other income, net	11,881
Earnings before income taxes	172,774
Income tax provision	(50,207)
Net earnings	122,567
Net earnings attributable to noncontrolling interests	(31)
Net earnings attributable to Match Group, Inc.’s shareholder	$122,536
Other combined financial information:
Pro forma Adjusted EBITDA (1)	$308,647
Pro forma Adjusted EBITDA per the Match Credit Agreement (2)	$332,616

C-1

(1)                                 The following table reconciles Pro forma Adjusted EBITDA to operating income for the period presented:

Match Group, Inc. pro forma trailing twelve months ended September 30,
2015

Operating income	$233,846
Stock-based compensation expense	35,223
Depreciation	30,631
Amortization of intangibles	19,757
Acquisition-related contingent consideration fair value adjustments	(10,810)
Pro forma Adjusted EBITDA	$308,647

In considering the financial performance of the business, Match Group’s management and chief operating decision maker analyze the primary financial performance measure of Adjusted EBITDA. Adjusted EBITDA is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (a) amortization of intangible assets and impairments of goodwill and intangible assets and (b) gains and losses recognized on changes in the fair value of contingent consideration arrangements.

Match Group believes Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between its performance and that of its competitors. Moreover, Match Group management uses this measure internally to evaluate the performance of its business as a whole. Match Group excludes the above items from Adjusted EBITDA because these items are non-cash in nature, and Match Group believes that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from its business, from which capital investments are made and debt is serviced.

Adjusted EBITDA has limitations as an analytical tool. It is not a presentation made in accordance with generally accepted accounting principles (“GAAP”).  Adjusted EBITDA is not a measure of financial condition or liquidity and should not be considered as an alternative to operating income or net income determined in accordance with GAAP. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. As a result, Adjusted EBITDA should not be considered in isolation from, or as a substitute analysis for, the results of operations of Match Group as determined in accordance with GAAP.

(2)                                 The following table reconciles Pro forma Adjusted EBITDA to Pro forma Adjusted EBITDA as per the Match Credit Agreement. The Match Credit Agreement assesses covenant compliance on a pro forma trailing twelve-month basis and provides for adjustments to exclude certain charges not associated with the underlying operating performance of Match Group’s business, including the exclusion of restructuring costs and the addback of the write-off of deferred revenue arising from purchase accounting. Presented below is the calculation of Pro forma Adjusted EBITDA as per the Match Credit Agreement.

Pro forma Adjusted EBITDA	$308,647
Costs incurred related to the streamlining of systems and consolidation of Match Group’s European operations (a)	18,394
Acquisition-related deferred revenue write-downs (b)	5,575
Pro forma Adjusted EBITDA as per the Match Credit Agreement	$332,616

(a)                                 Match Group is currently in the process of an ongoing streamlining and partial consolidation of the technology and network systems and infrastructures of a number of its businesses, including Match, OurTime and Meetic.  The goal of this project is to modernize, optimize and improve the scalability and cost effectiveness of these systems and infrastructures and to increase Match Group’s ability to deploy product changes more rapidly across devices and product lines.

(b)                                 GAAP requires the historical deferred revenue balance of acquired businesses to be recorded at fair value following the acquisition.  The adjustment to fair value reduces the balance of deferred revenue.  Therefore, following an acquisition, GAAP reported revenue and operating income are reduced.  This adjustment, which is non-cash in nature and primarily relates to the acquisition of The Princeton Review and FriendScout24, reflects the reduction in operating income arising from the acquisition related adjustment to deferred revenue.

C-2